Royal Crest Estates
Nashua, New Hampshire

Fourth Quarter 2024

Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Stockholder Letter
5	Earnings Release
9	Outlook
14	Consolidated Statements of Operations
15	Consolidated Balance Sheets
16	Schedule 1 – EBITDAre and Adjusted EBITDAre
17	Schedule 2 – Aimco Leverage and Maturities
18	Schedule 3 – Aimco Portfolio
19	Schedule 4 – Aimco Capital Additions
20	Schedule 5 – Aimco Development and Redevelopment Project Summaries
22	Schedule 6 – Stabilized Operating Properties
23	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
24	Schedule 8 – Net Asset Value Components
25	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

February 24, 2025

Dear fellow and prospective stockholders,

I am pleased to report on Aimco’s 2024 results and outline our plans and goals for the year ahead.

During 2024, Aimco delivered strong operational results across our apartment portfolio, remained disciplined in the allocation of capital and made significant progress toward our broader strategic goals by executing and advancing key transactions.

Aimco's Stabilized Operating portfolio continued to benefit from its geographic composition, consisting of primarily established suburban submarkets, which experienced limited competitive new supply and steady renter demand. The portfolio produced $99 million of net operating income ("NOI") in 2024, an increase of 4.5% over 2023, with revenues increasing 4.5% and expenses up 4.4%. During the fourth quarter, average daily occupancy increased to 97.9%, revenue per home was up 2.9% year-over-year, and rents were up 3.6% on all transacted leases.

Our regional development teams continued to add value as construction was completed on three multifamily assets, including 933 residential units and more than 100K sf of commercial space. Total direct costs for these projects are now expected to be approximately $10 million lower than our original projection. In addition, nearly 400 newly delivered homes were leased at rental rates that put these projects on track to deliver an average yield on cost of approximately 7% when fully stabilized. During the fourth quarter, Aimco increased its ownership in its Upton Place property as our development partner exercised the option to sell their 10% interest in the asset.

As announced in September 2024, we commenced construction on one new development project located in Miami’s Edgewater neighborhood. Financing for the $240 million waterfront project is fully committed with Aimco having contributed the land and an incremental $5 million of equity to a newly formed, project-level, venture. At year end 2024, Aimco’s exposure to active construction was reduced by $340 million, or nearly 60%, as compared to year end 2023.

Aimco made significant progress in our efforts to realize value through accretive dispositions during 2024. In December, Aimco sold The Hamilton, our recently completed redevelopment in Miami, and our partial ownership interest in the 3333 Biscayne Boulevard development site for a combined $204 million. These transactions generated approximately $90 million of net proceeds, after retiring the associated asset level debt. Also, during the fourth quarter, we entered into a binding agreement to sell the Aimco properties located at 1001 & 1111 Brickell Bay Drive (together known as the “Brickell Assemblage”) for $520 million.

The Aimco balance sheet remains solid, with no maturities prior to June 2027 (after consideration for contractual extension options and announced transactions) and with our assumable, fixed-rate property loans having an average duration of 6.8 years at favorable interest rates. During 2024, we retired $110 million of property debt associated with the asset sales described above and, during the fourth quarter, refinanced our Upton Place asset with a new $215 million bridge loan. The new loan carries a 6.39% fixed interest rate, approximately 280 bps lower than the weighted average cost of the construction loan and preferred equity which it replaced.

In keeping with our previously stated capital allocation priorities, we directed nearly $40 million of capital to the repurchase of 4.9 million Aimco shares, representing an average price per share of $8.01, during 2024. Further, Aimco returned the net proceeds from the 2024 asset sales, approximately $90 million, to stockholders in the form of a special dividend during the first quarter of 2025.

3

Last year’s good results were the product of a high-performing and dedicated team, committed to adding value across all aspects of our business and who are eager to ‘do it again’ in 2025.

As we look to the year ahead, the fundamentals of the apartment business, and the Aimco portfolio in particular, are expected to remain strong as renter demand continues to exceed supply. Real estate capital markets are fully functioning, with credit spreads having narrowed over the past year and U.S. multifamily housing remaining a favored investment class for many institutional investors.

At Aimco we plan to drive continued growth from our Stabilized Operating portfolio which consists of more than 5,200 apartment homes, predominantly located in the Northeast and Midwest markets. These properties are projected to realize revenue growth of 3%, at the mid-point of our guidance range for 2025. We expect expenses to be up 5.5% at the mid-point of our guidance range, primarily driven by non-annual real estate tax reassessments. This results in projected full year NOI growth of between 1% to 3%.

Within our development business we expect to complete the lease-up of three multifamily projects. These projects are on track to stabilize occupancy by year end 2025 and NOI approximately one year later. We will advance construction at our one active development project, 34th Street in Miami, Florida, with those efforts funded entirely through draws from its committed construction loan and preferred equity partner. We will selectively invest in our existing development pipeline, by advancing plans for future projects, but do not anticipate any new construction starts during 2025.

We expect to close on the sale of the Brickell Assemblage during the year and estimate the transaction to deliver approximately $300 million of net proceeds, after retiring associated property-level debt and accounting for tax liabilities. Upon receipt, we intend to return the majority of the net proceeds to stockholders.

Finally, and as announced earlier this year, Aimco’s executive management and Board of Directors has decided to explore additional strategic alternatives in an effort to further unlock and maximize stockholder value. While the strategic process unfolds, the Aimco team remains committed to delivering strong operational results, creating value through select development investment, prudent capital allocation, efficient cost management, and fostering a culture of integrity, respect, and collaboration.

Take care, and thank you for your interest in Aimco!

Wes Powell

President and Chief Executive Officer

4

Aimco Reports Fourth Quarter and Full Year 2024 Results and

Establishes 2025 Guidance

Denver, Colorado, February 24, 2025 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter and full year 2024 results and established 2025 guidance.

Financial Results

•
Aimco's net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.08) for the quarter, and $(0.75) for the year ended December 31, 2024.
•
Net Operating Income ("NOI") from Aimco's Stabilized Operating Properties was $25.9 million in the fourth quarter 2024, up 4.5% year-over-year, and full year 2024 NOI was $99.0 million, also up 4.5% year-over-year.

Highlights

•
Aimco’s Stabilized Operating revenue, expenses, and NOI increased 3.5%, 0.8%, and 4.5%, respectively, year-over-year in the fourth quarter, with average monthly revenue per apartment home increasing by 2.9% to $2,307 and average daily occupancy increasing by 50 basis points to 97.9%. Full year 2024 revenue, expenses, and NOI increased 4.5%, 4.4%, and 4.5%, respectively, year-over-year.
•
During the fourth quarter, Aimco substantially completed construction at its Oak Shore project located in Corte Madera, California.
•
In December, Aimco sold, for a total price at Aimco's share of $203.8 million, its interests in two investments in Miami, Florida, The Hamilton, a recently completed redevelopment of a 276-unit apartment building, and a 2.8-acre development site at 3333 Biscayne Boulevard.
•
In late December, Aimco reached an agreement to sell the Brickell Assemblage for $520 million. At that time the buyer's deposit of $38 million became non-refundable. Closing is subject to terms described later in this document.
•
Aimco increased its ownership in its Upton Place property as its development partner exercised the option to sell their 10% interest in the asset. Also, Aimco secured a bridge loan to replace the higher cost construction loan, and partially paydown a project-level preferred equity investor.
•
In December, Aimco's Board of Directors declared a special cash dividend of $0.60 per share to distribute the net proceeds produced from 2024 asset sales to stockholders, which was paid on January 31, 2025.
•
In 2024, Aimco acquired 4.9 million shares of its common stock, at an average cost of $8.01 per share.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

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Results at Aimco’s Stabilized Operating Properties were as follows:

	Fourth Quarter					FULL YEAR
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2024	2023	Variance	3Q 2024	Variance	2024	2023	Variance
Average Daily Occupancy	97.9%	97.4%	0.5%	96.8%	1.1%	97.2%	96.6%	0.6%
Revenue, before utility reimbursements	$35.5	$34.3	3.5%	$35.2	0.9%	$140.1	$134.1	4.5%
Expenses, net of utility reimbursements	9.6	9.5	0.8%	10.5	(8.8)%	41.1	39.4	4.4%
Net operating income (NOI)	25.9	24.8	4.5%	24.7	5.1%	99.0	94.7	4.5%

•
Revenue in the fourth quarter 2024 was $35.5 million, up 3.5% year-over-year, resulting from a 2.9% increase in average monthly revenue per apartment home to $2,307 and a 50-basis point increase in Average Daily Occupancy to 97.9%.
•
Effective rents on all leases during the fourth quarter 2024 were 3.6% higher, on average, than the previous lease and 71.7% of residents whose leases were expiring signed renewals.
•
The median annual household income of new residents was $130,000 in the fourth quarter 2024, representing a rent-to-income ratio of 20.9%.
•
Expenses in the fourth quarter 2024 were up 0.8% year-over-year but down 8.8% compared to the third quarter 2024, primarily due to typical seasonal reductions and tax bills coming in lower than estimated.
•
NOI in the fourth quarter 2024 was $25.9 million, up 4.5% year-over-year and 5.1% over the third quarter 2024. Full year 2024, NOI was $99.0 million, an increase of 4.5% over 2023.

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of December 31, 2024, Aimco had one multifamily development project under construction and three multifamily communities that have been substantially completed and are now in lease-up. In addition to Aimco's core multifamily developments, The Benson Hotel and Faculty Club was completed in 2023 and remains in the stabilization process.

Aimco also has a pipeline of future value add opportunities in Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range.

During the fourth quarter, $23.9 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan draws. Updates on active development projects and Aimco's pipeline include:

•
In Upper Northwest Washington D.C., all 689 apartment homes at Upton Place have been delivered and construction is substantially complete. Total direct costs are now expected to be $334.8 million, $3.0 million less than originally projected. As of February 13, 2025, Aimco had leased or pre-leased 333 units and 312 homes were occupied, at rates ahead of our initial projections. Additionally, as of February 13, 2025, approximately 90% of the project's 105K square feet of retail space had been leased with our two large anchor tenants fully open.

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•
In Bethesda, Maryland, all 220 of the highly tailored apartment homes at the first phase of Strathmore Square have been delivered and construction is substantially complete. Total direct project costs are now expected to be $181.4 million, $7.5 million less than originally projected. As of February 13, 2025, Aimco had leased 102 units at rates in line with our initial projections, and 86 homes were occupied.
•
In Corte Madera, California, construction is substantially complete at Oak Shore with all 16 ultra-luxury single-family rental homes and eight accessory dwelling units delivered. As of February 13, 2025, Aimco had leased and welcomed residents into 20 of the homes at rates ahead of our initial projections.
•
In Miami’s Edgewater neighborhood, construction continued on 34th Street, an ultra-luxury waterfront residential tower that will include 7,000 square feet of retail and rental homes averaging more than 2,500 square feet, with oversized private terraces, top-of-the-line finishes, and unobstructed views of Biscayne Bay. Aimco expects to welcome the first residents at this $240 million project in 3Q 2027 and stabilize occupancy in 4Q 2028.
•
In the fourth quarter 2024, Aimco invested $0.8 million into programming, design, documentation, and entitlement efforts primarily at its 901 North project in Fort Lauderdale, Florida. Consistent with Aimco's capital allocation strategy, it may choose to monetize certain of its pipeline assets prior to vertical construction in an effort to maximize value add and risk-adjusted returns.

Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it aims to monetize the value within its assets when accretive uses of the proceeds are identified and invest when the risk-adjusted returns are superior to other uses of capital.

•
In the fourth quarter, Aimco sold, for $203.8 million, its interests in two real estate investments in the Edgewater neighborhood of Miami, Florida, retired $110.1 million of associated liabilities, and, in January 2025, returned approximately $90 million of capital to stockholders.
o
The Hamilton, Aimco's recently completed major redevelopment sold for $190.0 million.
o
Aimco's interest in 3333 Biscayne Boulevard, a 2.8-acre development site, was sold to Aimco's joint venture partner at a gross valuation of $66.5 million or $13.8 million at Aimco's share of the venture.
•
In the fourth quarter, Aimco entered into an agreement to sell the Brickell Assemblage for a gross price of $520 million.
o
The buyer’s initial deposit of $38 million is now non-refundable, and due diligence has been completed.
o
The buyer can exercise an option to finance up to $115 million of the purchase price with a transferable seller financing note from Aimco for a period of 18 months at a rate of 12%. If exercised the purchase price increases by $20 million, to $540 million.
o
The sale, which is subject to certain closing conditions and extension options, is scheduled to occur as early as March 2025 but may be extended at the buyer’s option to the fourth quarter of 2025, with such extensions requiring the buyer to increase its non-refundable deposit.
o
Net proceeds from the transaction, accounting for the associated property-level debt and deferred tax liability, are estimated to range from $300 to $320 million depending on the

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buyer’s election regarding seller financing. Upon receipt, Aimco intends to return the majority of the net proceeds from the transaction to shareholders.
•
In the fourth quarter, Aimco increased its ownership interest in its Upton Place property by $19.1 million, as its development partner exercised the option to sell the entirety of their 10% interest in the asset.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of December 31, 2024, Aimco had access to $321.0 million, including $141.1 million of cash on hand, $31.4 million of restricted cash, and the capacity to borrow up to $148.5 million on its 150.0 million revolving credit facility.

Aimco’s net leverage as of December 31, 2024, was as follows:

	as of December 31, 2024
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$693,993	6.8
Total non-recourse construction loan debt	385,959	2.6
Total property debt secured by assets held for sale	159,769	1.1
Cash and restricted cash	(172,057)
Net Leverage	$1,067,664

[1] Weighted average maturities presented exclude contractual extension rights.

•
In the fourth quarter, Aimco refinanced its Upton Place asset with a $215 million bridge loan. The three year loan, which has a fixed interest rate of 6.39% and is prepayable at par after 18 months, replaced the construction loan and funded the partial paydown of a project-level preferred equity investor, which together had a weighted average interest rate of 9.22% at the time of payoff.

As of December 31, 2024, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Considering investments under contract to sell and including contractual extensions, Aimco has no debt maturing prior to June 2027.

Public Market Equity

Common Stock Repurchases

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In the fourth quarter, Aimco repurchased 0.6 million shares of its common stock at a weighted average price of $8.51 per share. Full year 2024, Aimco repurchased 4.9 million shares at an average cost of $8.01 per share and since the start of 2022, Aimco has repurchased 14.5 million shares at an average cost of $7.53 per share.
•
In the fourth quarter, Aimco Operating Partnership redeemed 34,001 units of its equity securities for cash at a weighted average price of $8.75 per unit. Full year 2024, Aimco Operating Partnership redeemed approximately 119,000 units for cash at a weighted average price of $8.28 per unit.

Dividend

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On December 19, 2024, Aimco's Board of Directors declared a $0.60 per share special cash dividend to distribute the net proceeds from 2024 asset sales to stockholders. The dividend was paid on January 31, 2025, to holders of record as of January 14, 2025.

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2025 Outlook

	2024	2025
$ in millions (except per share amounts) Forecast is full year unless otherwise noted	Results	Forecast
Net income (loss) per share – diluted [1]	$(0.75)	$1.50 - $1.60

Operating Properties
Revenue Growth, before utility reimbursements	4.5%	2.5% - 3.5%
Operating Expense Growth, net of utility reimbursements	4.4%	5.0% - 6.0%
Net Operating Income Growth	4.5%	1.0% - 3.0%
Recurring Capital Expenditures	$14	$11 - $13

Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$638	$68
Total Direct Costs of Projects Under Construction at Period End [2]	$240	$240
Direct Project Costs on Active Developments [3]	$94	$50 - $60
Direct Planning Costs [4]	$4	$7 - $10

Real Estate Transactions
Acquisitions	None	None
Dispositions [5]	$204	$520 - $540

General and Administrative	$33	$33 - $34

Leverage
Interest Expense, net of capitalization [6]	$57	$63 - $65

[1] Net income (loss) per share - diluted includes estimated gains from the announced transactions which are under contract.

[2] Includes land or leasehold value.

[3] Aimco's planned costs on active developments is primarily related to its 34th Street development project and will be funded through committed construction loan and preferred equity draws. Aimco funded its equity commitment to the joint venture through the contribution of land plus an incremental $5 million in 3Q 2024.

[4] Includes direct costs related to advancing planning efforts for certain pipeline projects.

[5] Includes the Brickell Assemblage which is under contract to sell in 2025.

[6] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

Operating Properties

Aimco's Stabilized Operating Portfolio includes properties with rents, on average, in line with local market rents, generally considered class B apartment communities. These properties are primarily located in suburban residential areas of Boston and Chicago with other select assets in Manhattan and single assets in Southeast Florida, Denver, Nashville, Atlanta, and San Francisco.

In 2025, Aimco forecasts revenues to grow between 2.5% and 3.5%, which, at the midpoint, assumes residential occupancy is flat year-over-year, a -40 bps impact from downtime associated with the turnover of commercial space, and blended residential lease rates of +5%. Operating expenses are expected to increase between 5.0% and 6.0%, primarily due to the expected impact from tri-annual assessments for real estate taxes at certain of our properties in Illinois. The result is anticipated NOI growth between 1.0% and 3.0%.

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Developments and Redevelopments

In 2025, Aimco plans to stabilize occupancy at its three recently completed residential developments and continue construction activities at its 34th Street ground up development in Miami, Florida. Aimco does not anticipate any new development starts in 2025.

Aimco expects to invest, at its one active development project, between $50 and $60 million to advance construction, down from a total of $94 million in 2024 and $197 million in 2023. Aimco does not expect any substantial incremental equity investment at this project with funding for planned activity through third party debt and equity.

Aimco is prudently advancing planning efforts at its pipeline projects such that incremental time and cost add value independent of a decision to commence construction. During 2025, Aimco expects to invest between $7 and $10 million to advance planning and entitlement of certain of its potential development projects currently within the pipeline.

Real Estate Transactions

As previously announced, Aimco is under contract to close the sale of its Brickell Assemblage in 2025. Proceeds generated from this transaction are expected to eliminate associated liabilities with the majority of the remainder returned to stockholders.

General and Administrative

Aimco expects G&A expense, measured in accordance with GAAP, in 2025 to be $33 to $34 million, with inflationary increases offset with efficiencies gained by targeted workforce reductions implemented at the onset of 2025.

Leverage

Aimco uses leverage to capitalize its real estate portfolio and construction activities so that Aimco preserves liquidity and so that Aimco equity is invested in diverse projects and markets, mitigating concentration risk. Aimco prefers non-recourse property-level financing with fixed, or rate-capped floating interest rates. In addition, Aimco has a secured revolving credit facility providing additional liquidity.

In 2025, assuming that Aimco closes its announced disposition, Aimco expects total debt balances to be lower than ending balances for 2024 with no loans maturing in 2025. Aimco plans to fund costs related to its active development project with draws from a fully committed construction loan and its preferred equity partner. In accordance with GAAP, interest expense, net of capitalization, is expected to be $63 to $65 million, an increase from $57 million in 2024.

Commitment to Enhance Stockholder Value

On January 9, 2025, Aimco and its Board of Directors announced that, while pleased with the transformation and simplification of the Aimco portfolio and the objective results delivered over the past four years, shares of AIV continue to trade at a meaningful discount to Aimco's estimate of the private market value of its assets and investment platform. This disconnect has limited Aimco's ability to fund new investment opportunities and accelerate growth.

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Therefore, Aimco's Board of Directors has decided to explore additional alternatives in an effort to further unlock and maximize shareholder value. The exploration will expand upon Aimco's ongoing efforts such as reducing exposure to development activity and monetizing certain assets, and include, but not be limited to, exploration of a sale or merger of Aimco as a whole, potential sales of the major components of the business (in one or a series of transactions), and an acceleration of individual asset sales. The Board of Director's guiding principle will be to produce an outcome that delivers maximum value to Aimco shareholders. The strategic process is being overseen by Aimco's Investment Committee, comprised of four independent Aimco Board Members. Morgan Stanley & Co. LLC is serving as financial advisor to Aimco.

There can be no assurance that this expanded strategic process will result in any transaction or transactions or other strategic changes or outcomes, and the timing or outcome of any such event is similarly uncertain. Aimco does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced regional professionals, with a pipeline supporting new investment activity in Southeast Florida, the Washington D.C. Metro Area, and Colorado's Front Range. By regionalizing this platform, Aimco can leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2025 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
REVENUES:
Rental and other property revenues	$54,171	$49,352	$208,679	$186,995

OPERATING EXPENSES:
Property operating expenses	23,892	19,065	90,984	73,712
Depreciation and amortization	21,236	17,728	86,359	68,834
General and administrative expenses	8,961	8,379	32,837	32,865
Total operating expenses	54,088	45,171	210,180	175,411

Interest income	2,171	2,709	9,652	9,731
Interest expense [1]	(20,835)	(10,085)	(70,057)	(37,718)
Mezzanine investment income (loss), net	(548)	(154,801)	(2,432)	(155,814)
Realized and unrealized gains (losses) on interest rate contracts	588	(2,161)	1,752	1,119
Realized and unrealized gains (losses) on equity investments	(1,403)	535	(49,504)	700
Gains on dispositions of real estate	10,749	6,106	10,600	7,984
Other income (expense), net	(779)	(1,779)	(5,581)	(7,657)
Income (loss) before income tax benefit	(9,976)	(155,296)	(107,071)	(170,071)
Income tax benefit (expense)	2,340	1,929	11,071	12,752
Net income (loss)	(7,636)	(153,367)	(96,000)	(157,319)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,141)	(3,465)	(13,958)	(13,924)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	450	(2,931)	1,849	(3,991)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	508	8,263	5,641	9,038
Net income (loss) attributable to Aimco	$(9,820)	$(151,500)	$(102,468)	$(166,196)

Net income (loss) attributable to common stockholders per share – basic	$(0.08)	$(1.07)	$(0.75)	$(1.16)
Net income (loss) attributable to common stockholders per share – diluted	$(0.08)	$(1.07)	$(0.75)	$(1.16)

Weighted-average common shares outstanding – basic	136,659	141,203	138,496	143,618
Weighted-average common shares outstanding – diluted	136,659	141,203	138,496	143,618

[1] Interest expense increased in the three and twelve months ended December 31, 2024 from the same periods ending December 31, 2023, due primarily to increased construction loan draws and reduced capitalization as development projects are advanced and completed.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 14

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2024	2023
Assets
Buildings and improvements	$1,348,925	$1,593,802
Land	398,182	620,821
Total real estate	1,747,107	2,214,623
Accumulated depreciation	(499,274)	(580,802)
Net real estate	1,247,833	1,633,821
Cash and cash equivalents	141,072	122,601
Restricted cash	31,367	16,666
Notes receivable	58,794	57,554
Right-of-use lease assets - finance leases	107,714	108,992
Other assets, net	94,051	149,841
Assets held for sale, net	276,079	—
Total assets	$1,956,910	$2,089,475

Liabilities and Equity
Non-recourse property debt, net	$685,420	$846,298
Non-recourse construction loans, net	385,240	301,443
Total indebtedness	1,070,660	1,147,741
Deferred tax liabilities	101,457	110,284
Lease liabilities - finance leases	121,845	118,697
Dividends payable	89,182	—
Accrued liabilities and other	100,849	121,143
Liabilities related to assets held for sale, net	160,620	—
Total liabilities	1,644,613	1,497,865

Redeemable noncontrolling interests in consolidated real estate partnerships	142,931	171,632

Equity:
Common Stock	1,364	1,406
Additional paid-in capital	425,002	464,538
Retained earnings (deficit)	(303,409)	(116,292)
Total Aimco equity	122,957	349,652
Noncontrolling interests in consolidated real estate partnerships	39,560	51,265
Common noncontrolling interests in Aimco Operating Partnership	6,849	19,061
Total equity	169,366	419,978
Total liabilities and equity	$1,956,910	$2,089,475

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2024
Net Income (loss)	$(7,636)	$(96,000)
Adjustments:
Interest expense	20,835	70,057
Income tax (benefit) expense	(2,340)	(11,071)
Gains on dispositions of real estate	(10,749)	(10,600)
Unrealized (gains) losses from investment in unconsolidated partnerships	-	2,597
Depreciation and amortization	21,236	86,359
Adjustment related to EBITDAre of unconsolidated partnerships	223	872
EBITDAre	$21,569	$42,214
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,141)	(13,958)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	450	1,849
EBITDAre adjustments attributable to noncontrolling interests	(1,749)	(4,254)
Mezzanine investment (income) loss, net	548	2,432
Realized and unrealized (gains) losses on interest rate contracts	(588)	(1,752)
Unrealized (gains) losses on a passive equity investment	1,643	48,615
Adjusted EBITDAre	$18,732	$75,146

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [3]	Stated	Capped
Fixed rate loans payable	$689,885	$4,108	—	$693,993	6.8	4.39%	4.39%
Floating rate loans payable	—	—	—	—	—	—	—
Construction loan debt [1]	393,412	—	(7,453)	385,959	2.6	7.41%	7.28%
Total non-recourse debt [2]	$1,083,297	$4,108	$(7,453)	$1,079,952	5.3	5.49%	5.44%

Property debt secured by assets held for sale	159,769	—	—	159,769	1.1	6.05%	5.59%
Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(172,439)	—	382	(172,057)
Net Leverage	$1,070,627	$4,108	$(7,071)	$1,067,664

Aimco Share Non-Recourse Debt

					Average Rate on Maturing Debt
	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Stated	Capped

2025 1Q	485	—	485	—	—	—
2025 2Q	489	19,651	20,140	1.82%	8.86%	7.91%
2025 3Q	494	—	494	—	—	—
2025 4Q	498	127,067	127,565	11.77%	8.86%	8.63%
Total 2025	1,966	146,718	148,684	13.59%	8.86%	8.53%

2026 1Q	503	—	503	—	—	—
2026 2Q	507	—	507	—	—	—
2026 3Q	512	—	512	—	—	—
2026 4Q	517	—	517	—	—	—
Total 2026	2,039	—	2,039	—	—	—

2027	2,116	—	2,116	—	—	—
2028	2,195	233,407	235,602	21.61%	6.56%	6.56%
2029	2,278	179,646	181,924	16.63%	4.66%	4.66%
2030	2,363	—	2,363	—	—	—
2031	1,696	104,508	106,204	9.68%	3.20%	3.20%
2032	112	221,639	221,751	20.52%	4.62%	4.62%
2033	—	173,435	173,435	16.06%	4.60%	4.60%
Thereafter	—	5,834	5,834	0.54%	3.25%	3.25%

Total Aimco Share	$14,765	$1,065,187	$1,079,952

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $12.6 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the first maturity in Aimco's total non-recourse debt is in 2Q 2027 and the weighted average maturity is 5.6 years.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

December 31, 2024
Class A Common Stock Outstanding	136,352
Participating unvested restricted stock	2,534
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	1,416
Total shares and potentially dilutive share equivalents	140,302
Common Partnership Units and equivalents outstanding	8,910
Total shares, units and potentially dilutive share equivalents	149,212

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [4]	Office and Retail Sq Ft	Hotel Keys	Development Land [5]
Consolidated
Stabilized Operating Properties	20	5,243	26.4	-	-
Other Real Estate [1]	1	-	-	106	-
Development and Redevelopment - Owned [2]	3	1,023	121.1	-	-
Development and Redevelopment - Land [3]	5	-	-	-	20.8
Development and Redevelopment - Leased	1	24	-	-	-
Held for Sale [4]	2	357	295.7	-	-
Total Consolidated	32	6,647	443.2	106	20.8
Unconsolidated	5	142	-	-	-
Total Portfolio	37	6,789	443.2	106	20.8

Total Consolidated (Aimco Share)		6,567	432.2	106	19.5
Total Unconsolidated (Aimco Share)		73	-	-	-
Total Portfolio (Aimco Share)		6,640	432.2	106	19.5

[1] Other Real Estate includes:

•
The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, Upton Place a 689-unit substantially completed development in Upper Northwest Washington D.C. with 105,053 square feet of retail, and Strathmore Square a substantially complete 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] As of December 31, 2024, Aimco's 1001 Brickell Bay Drive office tower and Yacht Club Apartments were classified as Held for Sale.

[5] Number of apartment homes includes all current apartments and those authorized for development.

[6] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2024	December 31, 2024

Capital Replacements and Casualty	$3,520	$14,736
Property Upgrades	193	640
Tenant Improvements	1,002	4,175
Development and Redevelopment	23,865	126,078
Total Capital Additions [1]	$28,580	$145,629

[1] Fourth quarter 2024 total capital additions include $18.7 million of Direct Capital Investment ($17.9 million on active projects and $0.8 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [7]	Stabilized Occupancy [7]	NOI Stabilization [7]
Upton Place	Washington, D.C.	689	46%	105,053	90%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	38%	9,000	64%	2Q 2024	4Q 2025	4Q 2026
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029
Oak Shore	Corte Madera, CA	24	67%	—	—	4Q 2023	3Q 2025	3Q 2026

Total		1,047		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [5]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [1]	Lease-up	100%	92.8	242.0	241.0	1.0
Strathmore Square	Lease-up	95%	24.9	156.5	156.0	0.5
34th Street	Active Construction	44% [6]	28.3	211.7	32.1	179.6
Oak Shore	Lease-up	100%	6.1	47.5	47.3	0.2

Total			$152.1	$657.7	$476.4	$181.3

Estimated Direct Costs of Projects in Active Construction [2]			$240.0
Estimated Direct Costs of Projects in Lease-up [3]			$569.8
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			$68.3
Total Estimated Direct Costs of Development Portfolio			$878.1
Estimated Stabilized NOI			$61.6

[1] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture.

[2] Includes the total of the land cost and the planned Direct Capital Investment for 34th Street.

[3] Includes the total of the land cost or leasehold valuation and the planned Direct Capital Investment for Upton Place, Strathmore Square, and Oak Shore.

[4] Includes the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado.

[5] Aimco equity ownership presented as estimated upon construction completion, net of debt and ground lease financing.

[6] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[7] Occupancy timing and stabilization are estimates subject to change.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects, on average across the development portfolio, to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are currently fully covered by the cash flow from operating properties on the Brickell Assemblage which are under contract to sell in 2025.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start [3]
Southeast Florida
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2025
300 Broward Boulevard (Fort Lauderdale)	300 Broward [4]	2.31	1,700,000	935	40,000	2025
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	5.70	1,830,000	690	230,000	2025
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [4]	1.35	525,000	399	11,000	2025
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [4]	1.77	415,000	285	—	2025
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2025
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		30.37	7,740,000	3,708	1,011,000

Excluded from the table is the Brickell Assemblage which, as of December 31, 2024, was under contract to sell.

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

4Q 2024 v. 4Q 2023			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2024	4Q 2023	Growth	4Q 2024	4Q 2023	Growth	4Q 2024	4Q 2023	Growth	4Q 2024	4Q 2024	4Q 2023	4Q 2024	4Q 2023
Boston	5	2,719	$17,429	$16,742	4.1%	$4,147	$4,347	(4.6%)	$13,282	$12,395	7.2%	76.2%	98.1%	97.2%	$2,177	$2,111
Chicago	7	1,495	10,626	10,241	3.8%	2,989	2,644	13.0%	7,637	7,597	0.5%	71.9%	98.8%	98.7%	2,397	2,314
New York City	3	150	2,160	2,103	2.7%	961	1,004	(4.3%)	1,199	1,099	9.1%	55.5%	98.8%	98.1%	4,859	4,764
Other Markets [1]	5	879	5,324	5,253	1.4%	1,494	1,522	(1.8%)	3,830	3,731	2.7%	71.9%	95.6%	95.6%	2,111	2,084
Total	20	5,243	$35,539	$34,339	3.5%	$9,591	$9,517	0.8%	$25,948	$24,822	4.5%	73.0%	97.9%	97.4%	$2,307	$2,242

4Q 2024 v. 3Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2024	3Q 2024	Growth	4Q 2024	3Q 2024	Growth	4Q 2024	3Q 2024	Growth	4Q 2024	4Q 2024	3Q 2024	4Q 2024	3Q 2024
Boston	5	2,719	$17,429	$17,243	1.1%	$4,147	$4,586	(9.6%)	$13,282	$12,657	4.9%	76.2%	98.1%	97.0%	$2,177	$2,180
Chicago	7	1,495	10,626	10,613	0.1%	2,989	3,042	(1.7%)	7,637	7,571	0.9%	71.9%	98.8%	97.7%	2,397	2,422
New York City	3	150	2,160	2,067	4.5%	961	1,003	(4.2%)	1,199	1,064	12.7%	55.5%	98.8%	95.2%	4,859	4,824
Other Markets [1]	5	879	5,324	5,284	0.8%	1,494	1,884	(20.7%)	3,830	3,400	12.6%	71.9%	95.6%	94.9%	2,111	2,112
Total	20	5,243	$35,539	$35,207	0.9%	$9,591	$10,515	(8.8%)	$25,948	$24,692	5.1%	73.0%	97.9%	96.8%	$2,307	$2,313

4Q 2024 YTD v. 4Q 2023 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2024 YTD	4Q 2023 YTD	Growth	4Q 2024 YTD	4Q 2023 YTD	Growth	4Q 2024 YTD	4Q 2023 YTD	Growth	4Q 2024 YTD	4Q 2024 YTD	4Q 2023 YTD	4Q 2024 YTD	4Q 2023 YTD
Boston	5	2,719	$68,410	$64,812	5.6%	$18,042	$17,766	1.6%	$50,368	$47,046	7.1%	73.6%	97.4%	96.3%	$2,152	$2,062
Chicago	7	1,495	41,850	39,941	4.8%	12,368	11,367	8.8%	29,482	28,574	3.2%	70.4%	97.8%	97.6%	2,384	2,281
New York City	3	150	8,447	8,128	3.9%	3,786	3,884	(2.5%)	4,661	4,244	9.8%	55.2%	97.8%	97.7%	4,799	4,622
Other Markets [1]	5	879	21,392	21,197	0.9%	6,893	6,339	8.7%	14,499	14,858	(2.4%)	67.8%	95.5%	95.6%	2,123	2,101
Total	20	5,243	$140,099	$134,078	4.5%	$41,089	$39,356	4.4%	$99,010	$94,722	4.5%	70.7%	97.2%	96.6%	$2,290	$2,205

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Southeast Florida; Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

[2] Expenses, net of Utility Reimbursements decreased from 3Q 2024 due primarily to typical seasonal reductions and tax bills coming in lower than estimated.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 22

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

2024 Acquisitions
Partnership Acquisitions	Location	Closing Date	Ownership Acquired	Equity Acquired
Upton Place	Washington, D.C.	December	10%	19.1
Total Partnership Acquisitions [1]				$19.1

[1] During the fourth quarter, Aimco increased its ownership in its Upton Place property as its development partner exercised the option to sell their 10% interest in the asset. At the time of closing, the project had $166.8 million drawn on a committed construction loan with a total capacity of $174.2 million.

2024 Dispositions
Apartment Dispositions	Location	Closing Date	AIV Ownership	AIV Gross Proceeds	Units	Property Debt	Net Sales Proceeds [3]	NOI Cap Rate [4]
The Hamilton	Miami, FL	December	100%	190.0	276	100.7	84.7	4.9%
Total Apartment Dispositions				$190.0	276	$100.7	$84.7	4.9%

Land Dispositions	Location	Closing Date	AIV Ownership	AIV Gross Proceeds	Acres	Property Debt (AIV Share)	Net AIV Sales Proceeds [3]
3333 Biscayne Boulevard (Miami)	Miami, FL	November	20.8%	$13.8	2.8	$9.4	$5.8
Total Land Dispositions				$13.8	2.8	$9.4	$5.8

TOTAL Dispositions [2]				$203.8

[2] In February 2024, Aimco sold a majority of its partnership interest in St. George Villas, a small, 40-unit, income-restricted property in South Carolina. Aimco's remaining 1% is under contract for disposition in the first quarter 2025.

[3] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

[4] NOI Cap Rate (herein) is calculated based on the trailing twelve months of NOI (inclusive of property management fees) ending with the last full month of operations prior to the sale of asset, divided by the sales price.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 23

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Net Assets	4Q 2024
Annualized NOI for Stabilized Operating Properties [1]	$103.8
Annualized NOI for unconsolidated real estate at AIV share [1]	2.5
Projected Annual NOI for Development Projects upon stabilization [2]	61.6
Land, Planning and Entitlement Investment at cost [3]	141.0
IQHQ and Real Estate Tech Fund Investments [4]	16.1
Cash and cash equivalents	141.1
Restricted cash	31.4
Notes receivable [5]	58.8
Fair value adjustment on fixed rate property debt & preferred equity	64.2
Expected proceeds from assets held for sale [6]	520.0

Net Liabilities
Non-recourse property debt, net [7]	$689.9
Non-recourse construction loans, net [7]	393.4
Liabilities associated with assets held for sale, including debt and income taxes [6]	220.0
Preferred equity interests	142.9
Investment remaining to complete active developments and redevelopments [2]	181.3
Amounts drawn on Aimco's revolving secured credit facility	-
Dividends payable [8]	89.2
Other liabilities, net	131.6

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	149.2
Noncontrolling interests in real estate [9]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] See Supplemental Schedule 5 for additional details.

[3] Includes acquisition price for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is the value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $30 million.

[4] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 4Q 2024 GAAP fair value.

[5] Notes receivables presented at book value.

[6] As of December 31, 2024, Aimco was under contract to sell its 1001 Brickell Bay Drive and Yacht Club Apartments. Included in the liabilities are $160 million of property level loans, approximately $60 million of cash tax (included on Aimco's 4Q 2024 balance sheet with a GAAP value of $101.6 million) and transaction costs.

[7] Amounts presented exclude deferred financing costs.

[8] In December, Aimco’s Board of Directors declared a special cash dividend of $0.60 per share to distribute the net proceeds produced from 2024 asset sales to stockholders, which was paid on January 31, 2025.

[9] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $25 - $35 million.

Fourth Quarter 2024 Earnings Release and Supplemental Schedules | 24

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.3% of the legal interest in the common partnership units of the Aimco OP and 94.8% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

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gains and losses on the dispositions of depreciated property;
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impairment write-downs of depreciated property;
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impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
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adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

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net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
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the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
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the amount of unrealized gains or losses recognized by Aimco on a passive equity investment; and
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the amount of non-cash investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments include a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. Aimco reduced its carrying value of the loan to $0 with two non-cash impairment charges recognized in the fourth quarter 2022 and 2023. In June 2023, Aimco closed on the sale of a 20%, non-controlling interest in the mezzanine loan for $33.5 million plus a $4 million payment to secure an option on the remaining portion which has since expired. Separately in 2023, Aimco monetized its associated interest rate swaption for $54 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, certain non-recurring items, and activity related to our unconsolidated real estate partnerships.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of December 31, 2024, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$100.8
Lease liabilities - finance leases (per Consolidated Balance Sheet)	121.8
Other assets, net (per Consolidated Balance Sheet)	(94.1)
Total	128.5

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	16.1
Unconsolidated real estate partnerships	15.2
Deferred tax assets	5.2

Reduction in liabilities (GAAP amount not reflective of value):
Mezzanine Investment - Participation Sold	(33.5)

Other liabilities, net (per Schedule 8)	$131.6

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PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	December 31, 2024		December 31, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$54,171	$23,892	$49,352	$19,065
Adjustment: Stabilized Operating utilities reimbursement	(1,721)	(1,721)	(1,560)	(1,560)
Adjustment: Other Real Estate	(1,802)	(1,969)	(1,251)	(1,348)
Adjustment: Non-stabilized and other amounts not allocated [2]	(15,110)	(10,611)	(12,202)	(6,640)

Total Stabilized Operating (per Schedule 6)	$35,539	$9,591	$34,339	$9,517

Segment NOI Reconciliation	Twelve Months Ended (in thousands)
	December 31, 2024		December 31, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$208,679	$90,984	$186,995	$73,712
Adjustment: Stabilized Operating utilities reimbursement	(6,506)	(6,506)	(5,706)	(5,706)
Adjustment: Other Real Estate	(6,690)	(7,712)	(2,691)	(4,710)
Adjustment: Non-stabilized and other amounts not allocated [2]	(55,384)	(35,676)	(44,520)	(23,941)

Total Stabilized Operating (per Schedule 6)	$140,099	$41,089	$134,078	$39,356

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

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[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2023 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes non-apartment real estate owned and asset managed by Aimco.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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